EXHIBIT 99.1

                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001


             Pioneer Reports Fourth Quarter and Annual 2001 Results

Dallas,   Texas,   February  5,  2002  --  Pioneer  Natural   Resources  Company
("Pioneer")(NYSE:PXD) (TSE:PXD) today announced financial and operating results for the quarter and year ended December 31, 2001.

Fourth Quarter Results

Pioneer reported a net loss of $20.9 million, or $0.21 per diluted share, for the fourth quarter of 2001. Fourth quarter results included a $7.7 million charge associated with the economic instability and resulting devaluation of the Argentine peso, a $6 million bad debt charge related to derivative contracts with Enron North America Corp. and a $1 million loss on the sale of assets, primarily in Canada. The Company also recognized an extraordinary loss of $5.1 million on the early extinguishment of $38.7 million of its 9-5/8% senior notes. Adjusted for the above items, the Company reported a loss of $1.1 million, or $0.01 per diluted share, as compared to analysts' consensus estimate of a loss of $0.03 per share, according to First Call/Thompson Financial. For the same period in 2000, Pioneer reported net income of $84.2 million, or $0.85 per diluted share. Cash flow from operations for the fourth quarter of 2001 was $85.6 million compared to $145 million for the fourth quarter of 2000.

On an oil equivalent basis, fourth quarter sales averaged 110,407 barrels per day (BPD). Fourth quarter oil sales averaged 34,446 BPD and natural gas liquid sales averaged 21,333 BPD. Natural gas sales in the fourth quarter averaged 328 million cubic feet per day (MMcfpd). Realized prices for oil and natural gas liquids for the fourth quarter averaged $21.69 and $11.99 per barrel, respectively. The realized price for natural gas averaged $2.66 per thousand cubic feet (Mcf), with North American natural gas prices averaging $3.00 per Mcf.

Fourth quarter production costs averaged $4.94 per barrel oil equivalent (BOE). Exploration and abandonment costs of $33.8 million for the quarter included $15.6 million of geologic and geophysical expenses including seismic costs, $13.5 million of exploration costs and $4.7 million of non-cash leasehold abandonments including expired leases.

For the same quarter in 2000, Pioneer reported oil sales of 34,522 BPD, natural gas liquid sales of 21,827 BPD and natural gas sales of 352 MMcfpd. Realized prices for the 2000 fourth quarter averaged $25.48 per barrel for oil, $23.13 per barrel for natural gas liquids and $3.85 per Mcf for natural gas.

2001 Annual Results

For the twelve months ended December 31, 2001, Pioneer reported net income of $100 million, or $1.00 per diluted share. Results for 2001 included a $7.7 million charge associated with the economic instability and resulting devaluation of the Argentine peso, a $6 million bad debt charge related to derivative contracts with Enron North America Corp. and a $7.7 million gain on the sale of assets, primarily from the sale of stock in a non-affiliated company. The Company also recognized an extraordinary loss of $3.8 million on the early extinguishment of public debt. Adjusted for the above items, the Company reported income of $109.8 million, or $1.10 per diluted share. For 2000, Pioneer reported net income of $152.2 million, or $1.53 per diluted share. Cash flow from operations for 2001 was $475.6 million compared to $430.1 million in 2000.

During 2001, oil sales averaged 34,241 BPD and natural gas liquids sales averaged 21,370 BPD. Natural gas sales averaged 350 MMcfpd. On an oil equivalent basis, sales averaged 113,997 BPD. Realized prices for oil and natural gas liquids averaged $24.12 and $17.14 per barrel, respectively. Realized price in 2001 for natural gas was $3.23 per Mcf, with North American natural gas prices averaging $3.86 per Mcf.

In 2000, Pioneer reported oil sales of 34,249 BPD, natural gas liquid sales of 22,894 BPD and natural gas sales of 371 MMcfpd. Realized prices for 2000 were $24.01 per barrel for oil, $20.27 per barrel for natural gas liquids and $2.81 per Mcf for natural gas.

Pioneer repurchased 830,400 shares of its common stock during 2001 at an average price of $15.69 per share. The Company's ratio of debt to total book capitalization was reduced to 55% at December 31, 2001, down from 64% at 2000 year end. Debt per BOE of proved reserves was $2.35 at year end 2001, down from $2.51 at the end of 2000.

Scott D. Sheffield, Chairman and CEO stated, "We are proud of the strong financial and operating results we have posted for 2001. Excluding revisions due to price changes, our three-year finding and development cost averaged $4.74 per BOE. We drilled 390 wells in 2001 with 85% success including significant discoveries at Falcon, Stirrup, Oneida and Ozona Deep in the Gulf of Mexico and in Gabon and South Africa. We plan to develop or appraise each of these discoveries in 2002. We made significant development progress in moving our "Big 4" discoveries toward first production over the next 14 months. Canyon Express is progressing toward first production in July, and Sable, Devils Tower and Falcon are on track for early 2003 startup. As these projects reach their potential, we expect our daily production rate to increase 55% to 60% from current levels. We plan to continue our production growth into 2004 and beyond as we appraise our 2001 discoveries and test new prospects in 2002. Clearly, we are pleased with the results of the exploration and development strategy we launched in forming Pioneer, and are excited to be nearing the point that the results of our efforts take the form of increased production and cash flow."

Operations Update

Current operations are focused on development of Pioneer's Big 4 discoveries. In the deepwater Gulf of Mexico, activities are at peak levels on the Canyon Express project where production is expected to begin in July. The jacket, temporary deck and shallow water pipeline have been installed and installation of the deepwater flow line and umbilicals is underway. The first of six wells is being completed.

At Devils Tower where first production is expected in early 2003, the deck and spar hull are being fabricated and the fourth of seven wells has been completed. Development results have exceeded expectations, and Pioneer has acquired and is planning to drill an additional prospect in the area during the first half of 2002.

At Falcon, which is also in the deepwater Gulf of Mexico, the umbilicals and flow lines are being fabricated and first production is targeted for early 2003. Pioneer has acquired an interest in 12 additional blocks in the area and plans to drill a prospect near Falcon later this year.

In South Africa, development of the Sable oil field is well underway. Development drilling is progressing as expected and the floating production, storage and offloading facilities are currently being upgraded. Pioneer has acquired and is processing a new 3-D seismic survey to refine prospects in the immediate area and could drill at least one of these prospects this year.

During the first half of 2002, Pioneer plans to drill its second prospect in Gabon, the Awena Marin #1. The well will target the southern section of the oil rim on the offshore Olowi Block where Pioneer drilled a discovery well in 2001. Pioneer also plans to drill two other wells on the block including at least one appraisal well on the previous discovery. The Company also plans to appraise the 2001 discovery at Ozona Deep in the deepwater Gulf of Mexico. A sister prospect to the Stirrup discovery, the Gallup prospect, is also planned for the first half of 2002.

Winter-access drilling in Canada is in full swing with 11 of 19 planned wells drilled and cased in the Chinchaga area. Pioneer is also adding significant compression capacity to accommodate production from the new drilling and to handle the better-than-expected production rates from wells drilled last year.

Pioneer has limited its development drilling activity in the onshore U.S. as a result of depressed gas prices and has postponed all drilling in Argentina. As a result, the Company's capital budget for 2002 has been reduced to approximately $375 million.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

First quarter 2002 daily production is expected to average 108,000 to 110,000 BOE. First quarter lease operating expenses (including production and ad valorem taxes) are expected to average $4.60 to $4.90 per BOE based on recent NYMEX strip prices for oil and natural gas. Depreciation, depletion and amortization expense is expected to average $5.15 to $5.30 per BOE. Total exploration and abandonment expense is expected to range from $15 million to $30 million. General and administrative expense is expected to be approximately $11 million to $12 million. Interest expense is expected to range from $30 million to $32 million. Cash taxes are expected to range from $1 million to $2 million, as the Company benefits from the carryforward of prior years' net operating losses in the U.S. and Canada. For the first quarter of 2002, cost incurred is expected to range from $90 million to $100 million.

Pioneer continues to monitor the political and economic environment in Argentina where 17% of the Company's year- end reserves were held. The Company's production forecasts have been adjusted downward to reflect the postponement of drilling in the country. In addition, the devaluation of the Argentine peso is expected to result in a near-term reduction in revenues, partially offset by a reduction in operating and administrative costs, the net impact of which cannot currently be estimated by the Company. For the fourth quarter of 2001, Argentina represented 15% or $18.9 million of Pioneer's operating cash flow.

The Company has oil and natural gas hedges that will impact future period realizations. During 2002, Pioneer has approximately 60% of its expected North American natural gas hedged at NYMEX equivalent prices of $4 and above. The Company has hedges covering approximately 45% of expected crude oil production at NYMEX equivalent prices over $23 per barrel. These hedges are more fully summarized in the attached schedules.

Earnings Conference Call

On Tuesday, February 5, 2002, at 10:00 a.m. Eastern, investors will have the opportunity to listen to the fourth quarter earnings call and view a presentation over the Internet via Pioneer's website located at http://www.pioneernrc.com. At the website, select the "Investors" button at the top of the page; then select "Earnings Calls" from the list across the bottom of the page. To listen to the live call, please go to the website at least ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the website shortly after the call. Alternately, you may dial (800) 946-0786 (confirmation code: 702484) to listen to the conference call and view the accompanying visual presentation at the Internet address above. A telephone replay will be available through February 18th by dialing (888) 203-1112--confirmation code: 702484.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Financial statements attached.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)


                                                    Three months ended          Year ended
                                                        December 31,           December 31,
                                                   ---------------------   ---------------------
                                                      2001       2000        2001         2000
                                                   ---------   ---------   ---------   ---------
Revenues:
   Oil and gas                                     $ 172,337   $ 251,829   $ 847,022   $ 852,738
   Interest and other                                   (815)     11,634      21,778      25,775
   Gain (loss) on disposition of assets, net            (996)      6,433       7,681      34,184
                                                    --------    --------    --------    --------
                                                     170,526     269,896     876,481     912,697
                                                    --------    --------    --------    --------
Costs and expenses:
   Oil and gas production                             50,175      53,275     209,664     189,265
   Depletion, depreciation and amortization  -
     oil and gas                                      49,808      48,919     208,735     199,205
   Depletion, depreciation and amortization -
     other                                             3,202       3,990      13,897      15,733
   Exploration and abandonments                       33,774      23,348     127,906      87,550
   General and administrative                         10,362      10,003      36,968      33,262
   Interest                                           29,821      39,540     131,958     161,952
   Other                                              10,491       6,837      39,588      67,231
                                                    --------    --------    --------    --------
                                                     187,633     185,912     768,716     754,198
                                                    --------    --------    --------    --------
Income (loss) before income taxes and
   extraordinary items                               (17,107)     83,984     107,765     158,499
Income tax (provision) benefit                         1,371         200      (4,016)      6,000
                                                    --------    --------    --------    --------
Income (loss) before extraordinary items             (15,736)     84,184     103,749     164,499
Extraordinary items - loss on early extinguishment
   of debt, net of tax                                (5,127)        -        (3,753)    (12,318)
                                                    --------    --------    --------    --------
Net income (loss)                                  $ (20,863)  $  84,184   $  99,996   $ 152,181
                                                    ========    ========    ========    ========
Net income (loss) per share:
   Basic:
     Income (loss) before extraordinary items      $    (.16)  $     .86   $    1.05   $    1.65
     Extraordinary items                                (.05)        -          (.04)       (.12)
                                                    --------    --------    --------    --------
       Net income (loss)                           $    (.21)  $     .86   $    1.01   $    1.53
                                                    ========    ========    ========    ========
   Diluted:
     Income (loss) before extraordinary items      $    (.16)  $     .85   $    1.04   $    1.65
     Extraordinary items                                (.05)        -          (.04)       (.12)
                                                    --------    --------    --------    --------
       Net income (loss)                           $    (.21)  $     .85   $    1.00   $    1.53
                                                    ========    ========    ========    ========
Weighted average shares outstanding:
   Basic                                              98,925      98,367      98,529      99,378
                                                    ========    ========    ========    ========
   Diluted                                            98,925      99,005      99,714      99,763
                                                    ========    ========    ========    ========


                        PIONEER NATURAL RESOURCES COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                    December 31,   December 31,
                                                        2001          2000
                                                    -----------    -----------
ASSETS

Current assets:
  Cash and cash equivalents                         $    14,334    $    26,159
  Accounts receivable                                    82,211        125,654
  Inventories                                            14,549         14,842
  Deferred income taxes                                   6,400          4,800
  Other current assets                                  138,149         19,936
                                                     ----------     ----------
       Total current assets                             255,643        191,391
                                                     ----------     ----------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful
     efforts method of accounting                     3,879,568      3,417,094
  Accumulated depletion, depreciation and
     amortization                                    (1,095,310)      (902,139)
                                                     ----------     ----------
                                                      2,784,258      2,514,955
                                                     ----------     ----------
Deferred income taxes                                    84,319         84,400
Other assets, net                                       146,833        163,689
                                                     ----------     ----------
                                                    $ 3,271,053    $ 2,954,435
                                                     ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $    99,165    $   102,275
  Interest payable                                       37,410         38,142
  Other current liabilities                              91,634         76,097
                                                     ----------     ----------
       Total current liabilities                        228,209        216,514
                                                     ----------     ----------
Long-term debt                                        1,577,304      1,578,776
Other noncurrent liabilities                            166,383        225,740
Deferred income taxes                                    13,768         28,500
Stockholders' equity                                  1,285,389        904,905
                                                     ----------     ----------
                                                    $ 3,271,053    $ 2,954,435
                                                     ==========     ==========

                        PIONEER NATURAL RESOURCES COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                       Three months ended         Year ended
                                                          December 31,           December 31,
                                                     ---------------------   ---------------------
                                                        2001       2000         2001       2000
                                                     ---------   ---------   ---------   ---------
Cash flows from operations:
   Net income (loss)                                 $ (20,863)  $  84,184   $  99,996   $ 152,181
   Depletion, depreciation and amortization             53,010      52,909     222,632     214,938
   Exploration expenses, including dry holes            23,513      20,686     103,595      66,959
   Deferred income taxes                                (3,554)     (1,000)     (7,649)    (10,600)
   (Gain) loss on disposition of assets, net               996      (6,433)     (7,681)    (34,184)
   Interest related amortization                           243       3,520       8,689      12,699
   Derivative mark-to-market                               175       3,021        (723)     58,518
   Loss on early extinguishment of debt, net of tax      5,127         -         3,753      12,318
   Other noncash items                                  15,216      (2,255)     21,866       1,258
   Changes in operating assets and liabilities:
      Accounts receivable                                4,379       4,227      41,295      (7,486)
      Inventories                                          145      (2,614)     (4,256)     (2,789)
      Other current assets                                (509)    (11,889)     (6,304)     (9,896)
      Accounts payable                                   6,885      23,756        (541)     26,260
      Interest payable                                  (1,021)        315        (733)      2,097
      Other current liabilities                          1,894     (23,425)      1,661     (52,177)
                                                      --------    --------    --------    --------
Net cash provided by operating activities               85,636     145,002     475,600     430,096
Net cash used in investing activities                 (120,829)   (108,575)   (422,741)   (194,501)
Net cash provided by (used in) financing activities     29,147     (48,155)    (64,040)   (244,068)
                                                      --------    --------    --------    --------
Net decrease in cash and cash equivalents               (6,046)    (11,728)    (11,181)     (8,473)
Effect of exchange rate changes on cash
   and cash equivalents                                   (357)        (11)       (644)       (156)
Cash and cash equivalents, beginning
   of period                                            20,737      37,898      26,159      34,788
                                                      --------    --------    --------    --------
Cash and cash equivalents, end of period             $  14,334   $  26,159   $  14,334   $  26,159
                                                      ========    ========    ========    ========

                        PIONEER NATURAL RESOURCES COMPANY

                        SUMMARY PRODUCTION AND PRICE DATA


                                                Three months ended        Year ended
                                                    December 31,          December 31,
                                                -------------------   -------------------
                                                  2001       2000       2001       2000
                                                --------   --------   --------   --------
Average Daily Production:
   Oil (Bbls) -                     U.S.          23,584     23,873     23,641     24,561
                                    Argentina     10,011      9,721      9,769      8,847
                                    Canada           851        928        831        841
                                                --------   --------   --------   --------
                                    Total         34,446     34,522     34,241     34,249

   Natural gas liquids (Bbls) -     U.S.          19,862     20,492     19,815     21,538
                                    Argentina        512        571        547        527
                                    Canada           959        764      1,008        829
                                                --------   --------   --------   --------
                                    Total         21,333     21,827     21,370     22,894

   Gas (Mcf) -                      U.S.         213,638    218,810    212,629    229,316
                                    Argentina     62,734     88,710     87,204     97,526
                                    Canada        51,394     44,575     50,481     44,315
                                                --------   --------   --------   --------
                                    Total        327,766    352,095    350,314    371,157

Total Production:
   Oil (Mbbls)                                     3,169      3,176     12,498     12,535
   Natural gas liquids (Mbbls)                     1,963      2,008      7,800      8,379
   Gas (MMcf)                                     30,154     32,393    127,865    135,843
   Equivalent barrels (MBOE)                      10,157     10,583     41,609     43,555

Average Price*:
   Oil (per Bbl) -                  U.S.        $  22.58   $  24.21   $  24.34   $  22.07
                                    Argentina   $  20.07   $  28.47   $  23.79   $  29.09
                                    Canada      $  16.31   $  26.92   $  21.87   $  27.50
                                    Average     $  21.69   $  25.48   $  24.12   $  24.01

   Natural gas liquids (per Bbl) -  U.S.        $  11.92   $  22.84   $  16.88   $  20.05
                                    Argentina   $  10.74   $  25.40   $  19.29   $  22.91
                                    Canada      $  14.13   $  29.21   $  21.11   $  24.32
                                    Average     $  11.99   $  23.13   $  17.14   $  20.27

   Gas (per Mcf) -                  U.S.        $   3.38   $   4.87   $   4.10   $   3.50
                                    Argentina   $   1.18   $   1.13   $   1.31   $   1.19
                                    Canada      $   1.45   $   4.24   $   2.86   $   2.88
                                    Average     $   2.66   $   3.85   $   3.23   $   2.81
---------------

* Average prices include the effects of commodity hedges.

                        PIONEER NATURAL RESOURCES COMPANY

                            SUPPLEMENTAL INFORMATION
                                 (in thousands)
                                   (Unaudited)

     Discretionary cash flow and EBITDAX (as defined below) are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow and EBITDAX should not be considered as alternatives to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by generally accepted accounting principles. Discretionary cash flow and EBITDAX should also not be considered as indicators of the Company's financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies.

                                                  Three months ended         Year ended
                                                      December 31,          December 31,
                                                ---------------------   ---------------------
                                                   2001        2000        2001       2000
                                                ---------   ---------   ---------   ---------
Discretionary cash flows*:
   Net income (loss)                            $ (20,863)  $  84,184   $  99,996   $ 152,181
   Depletion, depreciation and amortization        53,010      52,909     222,632     214,938
   Exploration and abandonments                    33,774      23,348     127,906      87,550
   Deferred income taxes                           (3,554)     (1,000)     (7,649)    (10,600)
   (Gain) loss on disposition of assets, net          996      (6,433)     (7,681)    (34,184)
   Interest related amortization                      243       3,520       8,689      12,699
   Derivative mark-to-market                          175       3,021        (723)     58,518
   Loss on early extinguishment of debt,
      net of tax                                    5,127         -         3,753      12,318
   Other noncash items                             15,216      (2,255)     21,866       1,258
                                                 --------    --------    --------    --------

       Discretionary cash flow                  $  84,124   $ 157,294   $ 468,789   $ 494,678
                                                 ========    ========    ========    ========

-------------
* Discretionary cash flows equal cash flows from operations before working capital changes and exploration and abandonments.

EBITDAX**:
   Net income (loss)                            $ (20,863)  $  84,184   $  99,996   $ 152,181
   Depletion, depreciation and amortization        53,010      52,909     222,632     214,938
   Exploration and abandonments                    33,774      23,348     127,906      87,550
   Consolidated interest expense                   29,821      39,540     131,958     161,952
   Consolidated income taxes                       (1,371)       (200)      4,016      (6,000)
   (Gain) loss on disposition of assets, net          996      (6,433)     (7,681)    (34,184)
   Derivative mark-to-market                          175       3,021        (723)     58,518
   Loss on early extinguishment of debt,
       net of tax                                   5,127         -         3,753      12,318
   Other noncash charges and expenses              16,980      (2,255)     24,473       1,455
                                                 --------    --------    --------    --------

                                                $ 117,649   $ 194,114   $ 606,330   $ 648,728
                                                 ========    ========    ========    ========

-------------
** "EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; consolidated interest expense; consolidated income taxes; gain or loss on the disposition of assets; extraordinary items; derivative mark-to-market adjustments; and, other noncash charges and expenses.

                        PIONEER NATURAL RESOURCES COMPANY

                           COMMODITY HEDGE INFORMATION
                             As Of February 4, 2002

                            Open Oil Hedge Positions

                                                       2002                              2003
                                ----------------------------------------------------   --------
                                                                                       First &
                                 First     Second     Third      Fourth                Second
                                Quarter    Quarter    Quarter    Quarter      Year     Quarters
                                --------   --------   --------   --------   --------   --------
Daily oil production:
  Swaps:
  Volume (Bbl)                    17,000      8,000     12,000      9,000     11,479      6,000
  NYMEX price                   $  27.41   $  26.35   $  23.68   $  23.16   $  25.40   $  24.02

  Collars:
  Volume (Bbl)                     6,000      6,000        -          -        2,975        -
  NYMEX price:
     Ceiling                    $  28.61   $  28.61                         $  28.61
     Floor                      $  25.00   $  25.00                         $  25.00


                            Open Gas Hedge Positions

                                                       2002                              2004       2005
                                ----------------------------------------------------   --------   --------
                                 First     Second     Third      Fourth
                                Quarter    Quarter    Quarter    Quarter      Year
                                --------   --------   --------   --------   --------
Daily gas production:
  Swaps:
  Volume (Mcf)                   140,000    140,000    190,000    190,000    165,205    105,000     50,000

  NYMEX Price* (MMBtu)          $   4.35   $   4.35   $   4.25   $   4.25   $   4.30   $   3.75   $   3.60


  Collars:
  Volume (Mcf)                    20,000     20,000     20,000     20,000     20,000         -         -

  NYMEX Price* (MMBtu):
     Ceiling                    $   6.00   $   6.00   $   6.00   $   6.00   $   6.00
     Floor                      $   4.50   $   4.50   $   4.50   $   4.50   $   4.50


             Deferred Gains (Losses) on Terminated Commodity Hedges

                                                        2002                             2003       2004
                                ----------------------------------------------------   --------   --------
                                 First     Second      Third     Fourth
                                Quarter    Quarter    Quarter    Quarter      Year
                                --------   --------   --------   --------   --------

Oil**                           $    680   $    -     $    -     $    -     $    680   $    -     $   -
Gas**                            (11,390)   (11,516)   (11,643)   (11,643)   (46,192)    72,769     30,791
                                 -------    -------    -------    -------    -------    -------     ------

                                $(10,710)  $(11,516)  $(11,643)  $(11,643)  $(45,512)  $ 72,769   $ 30,791
                                 =======    =======    =======    =======    =======    =======    =======

*    Approximate, based on historical differentials to index prices.
** Cash has been paid on deferred hedge losses and received on deferred hedge gains except for the following: (i) a $680 thousand receivable for the 2002 oil hedge gains, (ii) a $9.8 million payable for certain 2002 gas hedge losses and (iii) a $1.3 million receivable for certain of the 2003 gas hedge gains.